                                                                   EXHIBIT 99.1


                              AT&T WIRELESS GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The AT&T Wireless Group is one of the largest wireless service providers in the United States, based on $7.6 billion in revenues for the year ended December 31, 1999. Including its partnership markets, the AT&T Wireless Group had over 12 million total subscribers as of December 31, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.

     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population, with approximately 81% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of December 31, 1999. As of December 31, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 65% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. By the end of 2000, the AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 70% of the U.S. population. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     The AT&T Wireless Group provides its wireless voice and data services using time division multiple access (TDMA), analog and cellular digital packet data
(CDPD) technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. As of December 31, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital based systems and all of its 1900 megahertz markets are digital based. As of December 31, 1999, over 79% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group.

     The AT&T Wireless Group markets its products and services primarily under the AT&T brand name. The AT&T Wireless Group believes that AT&T's widely recognized brand increases consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and the AT&T Common Stock Group (which consists of the operations of AT&T other than those attributed to AT&T tracking stocks) plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.

     The digitalization of the network and subscriber base has had a significant impact on the AT&T Wireless Group's financial results over the past several years. Digital service has helped to increase growth in subscribers, especially from AT&T Digital One Rate service. The usage patterns of AT&T Digital One Rate service and other digital customers, coupled with the increase in enhanced service features, have contributed to an increase in average monthly revenues per user (ARPU). Digital customers also have demonstrated reduced churn compared with analog customers. While enhanced network efficiency resulting from digitalization contributes to reducing costs, upgrading the network to digital has caused an increase in capital expenditures and network and other costs of services over the past several years. In addition, the increase in the number of digital subscribers has resulted in additional customer migration costs, including handset subsidies, and AT&T Digital One Rate service and other similar expanded area plans have resulted in increased roaming expenses.

     The AT&T Wireless Group's results include domestic voice and data services, their aviation communications business, earnings or losses associated with equity interests in wireless communications ventures and partnerships both in the United States and internationally, and the costs associated with the development of fixed wireless technology. The results of the messaging services business are included through October 2, 1998 (date of sale). The AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. The AT&T Wireless Group does not manage its business for these spectrums separately. Rather, the AT&T Wireless Group manages its business to provide virtually seamless network coverage irrespective of the spectrum. From a marketing and operational perspective, the AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum. As a result, the financial results of these two types of markets currently differ significantly.

     Since the AT&T Wireless Group does not manage the business along spectrum divisions, it does not provide separate 850 megahertz and 1900 megahertz financial statements in the normal course of operations. As supplemental information, however, we have set out in the table below information on 850 megahertz markets and 1900 megahertz markets to demonstrate the estimated financial performance of these different types of markets. The supplemental financial information contains a number of allocations and attributions, including corporate and general administrative expenses, between the markets, based on management's judgment. There can be no assurance that the financial results provided below would have been obtained were these markets actually managed separately. In addition, mixed markets possessing both 850 megahertz and 1900 megahertz systems in operation are categorized as 850 megahertz markets. In the discussion and analysis below, we draw assumed distinctions as to the results of the 850 megahertz and 1900 megahertz markets where it may help to better evaluate performance of these markets and the business as a whole. When the 1900 megahertz markets mature to the point that the distinction between these markets and the more mature 850 megahertz markets are no longer meaningful, we will discontinue this supplemental reporting.

     The AT&T Wireless Group's results below do not include aviation communications, earnings or losses associated with equity interests in wireless communications ventures and partnerships both in the United States and internationally, or costs associated with the development of fixed wireless technology.

                                                         YEAR ENDED
                                                     DECEMBER 31, 1999
                                                  ------------------------
                                                     850           1900
                                                  MEGAHERTZ      MEGAHERTZ
                                                  ---------      ---------
                                                   (AMOUNTS IN MILLIONS,
                                                    EXCEPT WHERE NOTED)
Revenues:
  Services......................................   $5,586         $1,151
  Equipment.....................................      647            143
                                                   ------         ------
Total Revenues..................................    6,233          1,294
EBITDA*.........................................      847           (191)
EBITDA (excluding asset impairment and
  restructuring charges)........................    1,356           (171)
Capital Expenditures............................    1,453            880
Subscribers.....................................      8.2            1.4
ARPU (in dollars)...............................   $ 61.9         $ 94.1
Licensed POPs...................................     75.3          104.9

---------------
* EBITDA is defined as earnings before interest and taxes, excluding other income, net, plus depreciation and amortization.

     The AT&T Wireless Group seeks to establish local market partnerships with other wireless providers in order to accelerate the build out of its TDMA systems. In addition to partnership arrangements for its 850 megahertz markets, the AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage.

     The AT&T Wireless Group's proportionate share of EBITDA for these key domestic partnerships and affiliates was $350 million for the year ended December 31, 1999 and $354 million for the year ended December 31, 1998.

     The AT&T Wireless Group's proportionate share of debt for these key domestic partnerships and affiliates was $339 million at December 31, 1999 and $145 million at December 31, 1998.

     In August 1999, the AT&T Wireless Group completed its acquisition of Honolulu Cellular Telephone Company, adding approximately 125,000 subscribers and providing the AT&T Wireless Group's mainland customers with wireless services in Oahu, Hawaii. In May 1999, the AT&T Wireless Group completed its acquisition of Vanguard Cellular Systems, Inc., adding approximately 700,000 subscribers and increasing the AT&T Wireless Group's coverage in suburban and rural markets in the Ohio Valley and Northeastern United States. In April 1999, the AT&T Wireless Group completed its acquisition of Bakersfield Cellular Telephone Company, adding approximately 45,000 subscribers.

OPERATING RESULTS

     YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues include wireless voice and data services, the sale of handsets and accessories, messaging and aviation communications. The AT&T Wireless Group records revenues as services are provided. These services revenues include monthly recurring charges, airtime and toll usage charges, and roaming charges billed to subscribers for usage outside of the AT&T Wireless Group network as well as charges billed to other wireless providers for roaming on the AT&T Wireless Group network.

     Total revenues for the year ended December 31, 1999 were $7,627 million, an increase of $2,221 million, or 41.1%, compared with 1998. The AT&T Wireless Group's 1999 results include Vanguard since its acquisition on May 3, 1999, and 1998 results include its messaging business until its sale on October 2, 1998. Adjusted to exclude both Vanguard and its messaging business, total revenues for the AT&T Wireless Group increased by 39.0% compared with 1998.

     Total revenues for the year ended December 31, 1999 within the 850 megahertz markets were $6,233 million, an increase of $1,486 million, or 31.3%, compared with 1998. Total revenues for the year ended December 31, 1999 within the 1900 megahertz markets were $1,294 million, an increase of $910 million, or 237.0%, compared with 1998.

     The revenue increases in both the 850 megahertz and 1900 megahertz markets were driven primarily by consolidated subscriber growth and rising ARPU. As of December 31, 1999, ending subscribers within the 850 megahertz markets increased by 24.4% compared with 1998, while ending subscribers within 1900 megahertz markets increased by 128.4% compared with 1998. AT&T Digital One Rate service significantly contributed to the increase in ARPU and subscribers by acquiring and retaining high value customers, who have a significantly higher ARPU than an average subscriber. As of December 31, 1999, the number of subscribers using AT&T Digital One Rate service was 1.8 million, an increase of 1.0 million, or 114.6%, compared with December 31, 1998, of which over 80% were new subscribers to the AT&T Wireless Group.

     Services revenues for the year ended December 31, 1999 were $6,823 million, an increase of $2,044 million, or 42.8%, compared with 1998. Services revenues within the 850 megahertz markets were $5,586 million in 1999, an increase of $1,346 million, or 31.7%, compared with 1998. Services revenues within the 1900 megahertz markets were $1,151 million in 1999 compared with $284 million in 1998. These increases were driven primarily by consolidated subscriber growth and rising ARPU.

     As of December 31, 1999, the AT&T Wireless Group had 9.6 million consolidated subscribers, an increase of 33.4% compared with the prior year, of which 79.2% were digital subscribers, up from 60.7% as of December 31, 1998. Included in these figures were approximately 700,000 subscribers from our acquisition of Vanguard in May 1999, approximately 125,000 subscribers from our acquisition of Honolulu Cellular in August 1999 and approximately 45,000 subscribers from our acquisition of Bakersfield Cellular in April 1999. Including the AT&T Wireless Group's partnership markets, approximately 9.4 million of the 12.2 million total subscribers were digital subscribers as of December 31, 1999. Segmented by market, as of December 31, 1999, 8.2 million of the consolidated subscribers were within the 850 megahertz markets, of which 75.6% were digital subscribers, and 1.4 million of the consolidated subscribers were within the 1900 megahertz markets. As of December 31, 1999, penetration in the 850 megahertz markets was 10.8% compared with 9.7% as of December 31, 1998, based on licensed POPs. As of December 31, 1999, penetration in the 1900 megahertz markets was 2.0% compared with 0.9% as of December 31, 1998, based on licensed POPs.

     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the year ended December 31, 1999 was $61.9, an increase of $5.2, or 9.2%, compared with 1998. The AT&T Wireless Group's ARPU in the 1900 megahertz markets for the year ended December 31, 1999 was $94.1, an increase of $18.0, or 23.7%, compared with 1998. These increases were primarily due to increased minutes of use per subscriber, driven in part by the success of AT&T Digital One Rate service. The AT&T Wireless Group's ARPU remained significantly higher than the wireless industry average during 1999, excluding the AT&T Wireless Group.

     Equipment revenues for the year ended December 31, 1999 were $804 million, an increase of $177 million, or 28.2%, compared with 1998. Equipment revenues within the 850 megahertz markets were $647 million for the year ended December 31, 1999, an increase of $140 million, or 27.6%, compared with 1998. Equipment revenues within the 1900 megahertz markets were $143 million compared with $100 million in 1998. These increases were primarily due to a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998. As an integral part of the wireless service offering, the AT&T Wireless Group supplies to its new subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.

     Network and other costs of services. Network and other costs of services expenses include the costs to place calls over the network (including the costs to operate and maintain the AT&T Wireless Group's network as well as roaming costs paid to other wireless providers), the costs of handsets and accessories provided to the AT&T Wireless Group's customers and the charges paid to connect calls on other networks, including those of the AT&T Common Stock Group.

     Network and other costs of services expenses for the year ended December 31, 1999 were $3,846 million. This was an increase of $1,418 million, or 58.4%, compared with 1998. The increase was due primarily to roaming expenses associated with the success of AT&T Digital One Rate service as off-network roaming minutes of use increased by 194.7% for the year ended December 31, 1999, compared with 1998, coupled with the increased costs of handsets provided to subscribers.

     Although roaming expenses continued to impact results for the year ended December 31, 1999, the rate of roaming expense growth declined significantly during the latter half of 1999, as the AT&T Wireless Group introduced initiatives to aggressively migrate more minutes onto the AT&T Wireless Group network as well as reduce intercarrier roaming rates. The AT&T Wireless Group continues to seek to decrease roaming expenses through capital spending for network expansion, acquisitions and affiliate launches. Roaming rates also have declined significantly as a result of renegotiated roaming agreements and the deployment of IRDB technology, which assists in identifying favorable roaming partners in areas not included in the AT&T Wireless Group's network. All of these efforts have resulted in a reduction of approximately 18% in the average roaming rate per minute paid to other carriers for the year ended December 31, 1999, compared with 1998.

     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 1999 were $1,253 million, an increase of $174 million, or 16.1%. This increase primarily resulted from a larger asset base and additional amortization of goodwill and other purchased intangibles associated with the acquisition of Vanguard.

     Selling, general and administrative. Selling, general and administrative (SG&A) expenses for the year ended December 31, 1999 were $2,663 million compared with $2,122 million for the year ended December 31, 1998. This increase was due to higher marketing and selling costs associated with the increase in consolidated gross subscriber additions in 1999 compared with 1998, as well as the growth in customer care expenses associated with the larger consolidated subscriber base.

     For the year ended December 31, 1999, SG&A expenses as a percent of total revenues were 34.9%, a 4.4 point improvement compared with the same period in the prior year. This improvement was due to expense leveraging primarily within general and administrative expenses.

     Asset impairment and restructuring charges. During the fourth quarter of 1999, the AT&T Wireless Group recorded a $531 million asset impairment charge primarily associated with the planned disposal of wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. Asset impairment and restructuring charges for the year ended December 31, 1998 were $120 million, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.

     Other income, net. Other income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries, and other miscellaneous items. Other income, net for the year ended December 31, 1999 was $176 million. Other income, net for the year ended December 31, 1998 was $764 million. The decrease was due primarily to the pretax gains on sales in 1998 of LIN Television Corporation of $342 million, SmarTone Telecommunications Holdings Limited of $128 million and PriceCellular of $67 million. Net equity earnings decreased in 1999 primarily as a result of increased losses associated with affiliate investments. Additionally, equity losses increased in 1999 compared with 1998 by $82 million for losses associated with financial commitments related to certain investments.

     Interest expense. Interest expense consists primarily of interest on intercompany debt due to the AT&T Common Stock Group. Interest was charged at 7.25% per annum for the year ended December 31, 1999 and 7.75% per annum for the year ended December 31, 1998. Interest expense for the year ended December 31, 1999 was $136 million, an increase of $16 million, or 13.3%, compared with 1998. The increase was due to a higher level of average debt outstanding, partially offset by the impact of the lower rate charged by the AT&T Common Stock Group in 1999.

     (Benefit) provision for income taxes. The benefit for income taxes for the year ended December 31, 1999 was $221 million, compared with a tax provision of $137 million for the year ended December 31, 1998. The benefit for income taxes in 1999 was primarily due to the loss for the period coupled with changes in the valuation allowance and other estimates. The effective income tax rates for the years ended December 31, 1999 and 1998, were 35.3% and 45.5%, respectively. The effective income tax rate for 1999 approximated the federal statutory rate due to the benefit from the change in the valuation allowance and other estimates, offset by unutilized foreign equity losses and amortization of intangibles. The effective income tax rate for 1998 was higher than the federal statutory rate primarily due to the effects of state taxes, net of federal benefit, unutilized foreign equity losses, and the amortization of intangibles, partially offset by the effects of changes in valuation allowance and other estimates.

     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by the AT&T Common Stock Group that pays dividends at 9% per annum. Dividend requirements on this preferred stock for the years ended December 31, 1999 and 1998 were $56 million, net of amounts recorded in accordance with the tax sharing agreement described in Note 1 to the historical combined financial statements.

     YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Revenues. Total revenues for the year ended December 31, 1998 were $5,406 million, an increase of $738 million, or 15.8%, compared with 1997. Adjusting for the October 2, 1998 sale of the messaging business, total revenues for the year ended December 31, 1998 increased 17.2% compared with 1997. Total revenues for the year ended December 31, 1998 within the 850 megahertz markets were $4,747 million, an increase of $373 million, or 8.5%, compared with 1997. The rate of growth slowed in the 850 megahertz markets due to increased competition from new PCS competitors. This was somewhat offset by the success of the AT&T Digital One Rate service launched in May 1998. Total revenues for the year ended December 31, 1998 within the 1900 megahertz markets were $384 million, an increase of $367 million compared with 1997. The year-over-year growth in 1900 megahertz market revenues was primarily due to revenues generated from the 1900 megahertz markets launched by the AT&T Wireless Group during 1997, many in the latter part of that year.

     Services revenues for the year ended December 31, 1998 were $4,779 million, an increase of $530 million, or 12.5%, compared with 1997. The increase in services revenues was driven primarily by an increase in consolidated subscribers of 20.3%, due in large part to the success of AT&T Digital One Rate service and the full-year impact in 1998 of the nine 1900 megahertz markets that were launched in 1997. This was partially offset by a decline in ARPU. AT&T Digital One Rate service, was first introduced in May 1998. In 1998, 856,000 customers signed on to AT&T Digital One Rate service, 74% of which were new customers to the AT&T Wireless Group. Services revenues within the 850 megahertz markets were $4,240 million in 1998, an increase of $246 million, or 6.2%, compared with 1997. Services revenues within the 1900 megahertz markets were $284 million in 1998 compared with $5 million in 1997.

     As of December 31, 1998, the AT&T Wireless Group had 7.2 million consolidated subscribers, of which 60.7% were digital subscribers, up from 29.3% in 1997. Including AT&T Wireless Group's partnership markets, 5.3 million of the total 9.6 million subscribers were digital subscribers as of December 31, 1998. Segmented by market as of December 31, 1998, 6.6 million of the consolidated subscribers were within the 850 megahertz markets, of which 57.0% were digital subscribers, and 0.6 million of the consolidated subscribers were within the 1900 megahertz markets. As of December 31, 1998, penetration was 9.7% and 0.9% in the 850 megahertz and 1900 megahertz markets, respectively, based on licensed POPs. This compares with a penetration of 8.9% in the 850 megahertz markets as of December 31, 1997, based on licensed POPs. Penetration statistics for the 1900 megahertz markets as of December 31, 1997 are not meaningful due to the launch of these markets in the latter half of that year.

     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the year ended December 31, 1998 was $56.7, a decrease of $3.0, or 5.0%, compared with 1997. In the fourth quarter of 1998, however, ARPU increased 1.6% over the prior year's quarter compared with quarter-over-quarter declines of 10.8%, 7.4% and 3.7% in the first, second, and third quarters of 1998, respectively. AT&T Digital One Rate service was responsible primarily for the increase in ARPU in the fourth quarter, and the slowdown in the ARPU decline in the second and third quarters of 1998. ARPU in the 1900 megahertz markets was $76.1 in 1998. The AT&T Wireless Group's ARPU remained significantly higher than the wireless industry average during 1998, excluding the AT&T Wireless Group.

     Equipment revenues for the year ended December 31, 1998 were $627 million, an increase of $208 million, or 49.6%, compared with 1997. This increase was primarily due to the increase in gross consolidated subscriber additions substantially attributable to the success of AT&T Digital One Rate service, as well as increased migration of subscribers from analog to digital service. Equipment revenues within the 850 megahertz markets were $507 million in 1998, an increase of $127 million, or 33.4%, compared with 1997. Equipment revenues within the 1900 megahertz markets were $100 million in 1998 compared with $12 million in 1997.

     Network and other costs of services. Network and other costs of services expenses for the year ended December 31, 1998 were $2,428 million, an increase of $658 million, or 37.2%, compared with 1997. This increase was due primarily to higher roaming costs paid to other wireless providers reflecting increased calling volumes due in part to the introduction of AT&T Digital One Rate service, and the costs associated with increased handset sales.

     The AT&T Wireless Group has taken a number of steps to control increases in roaming expenses, including expansion of its network coverage, acceleration of digital build outs and acquisitions of and partnering with other wireless providers. In addition, the AT&T Wireless Group has been aggressively negotiating lower roaming rates with other wireless providers and maximizing roaming activity with its partners. The AT&T Wireless Group expects that technological developments, including handsets that can more easily be programmed with preferred roaming providers and tri-mode handsets that will allow roaming between its networks, will help to manage its roaming costs.

     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 1998 were $1,079 million, an increase of $253 million, or 30.6%, compared with 1997. This increase reflects a full year of depreciation expense on assets related to the launch of the new 1900 megahertz markets during the latter half of 1997.

     During 1998, the AT&T Wireless Group completed a review of the estimated service lives of some of its wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of this equipment were changed from 12 years to varying periods primarily ranging from seven to 10 years, with certain assets being changed to 15 years, depending on the nature of the equipment. These changes resulted in an annual increase in depreciation expense of $42 million in 1998.

     Selling, general and administrative. SG&A expenses for the year ended December 31, 1998 were $2,122 million, an increase of $140 million, or 7.1%, compared with 1997. This increase resulted primarily from increased advertising and other marketing costs to aggressively launch and support the new 1900 megahertz market launches. SG&A remained essentially flat in the 850 megahertz markets despite increases in revenues and subscribers, reflecting a decrease in selling and marketing costs associated with customer acquisitions in these markets and a reduction in headcount in other general and administrative functions. SG&A associated with the 1900 megahertz markets increased $141 million, or 82.0%, compared with 1997, driven by subscriber growth within those markets.

     For the year ended December 31, 1998, SG&A expenses as a percent of total revenue were 39.3%, a 3.2 point reduction compared with 1997, due to expense leveraging, primarily within general and administrative expenses.

     Asset impairment and restructuring charges. During 1998, the AT&T Wireless Group recorded a pretax asset impairment charge of $120 million, which represented the write-down of unrecoverable assets associated with nonstrategic businesses. During 1997, the AT&T Wireless Group recorded a pretax charge of $160 million related to the decision to no longer pursue a two-way messaging business. This charge included costs associated with the write-down of unrecoverable assets, as well as costs related to contractual obligations and termination penalties.

     Other income, net. Other income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries, and other miscellaneous items. Other income, net for the year ended December 31, 1998 was $764 million, an increase of $476 million, or 165.3%, compared with 1997. The increase primarily was due to 1998 pretax gains on the sales of LIN-TV of $342 million, SmarTone of $128 million and PriceCellular of $67 million. These gains were slightly offset by a decline in net equity earnings resulting primarily from international investments compared with 1997.

     Interest expense. Interest expense consists primarily of interest on the intercompany debt due to the AT&T Common Stock Group. Interest was charged at 7.75% per annum. Interest expense for the year ended December 31, 1998 was $120 million, compared with no interest expense in 1997. In 1997, all of the interest expense was capitalized as the AT&T Wireless Group continued to build out its network. In 1998, its build out was complete in certain markets and therefore, it was no longer appropriate to capitalize interest associated with certain of these assets.

     (Benefit) provision for income taxes. The provision for income taxes for the year ended December 31, 1998 was $137 million, an increase of $44 million, or 47.3%, compared with 1997 due to higher levels of pretax income in 1998. The effective tax rate was 45.5% and 42.7% for the years ended December 31, 1998 and 1997, respectively. The increase in the effective tax rate was driven primarily by increased unutilized foreign equity losses in 1998 compared with 1997.

     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by the AT&T Common Stock Group that pays dividends at 9% per annum. Dividend requirements on this preferred stock for the year ended December 31, 1998 and 1997 were $56 million in each year, net of amounts recorded in accordance with the methodology of the tax sharing agreement described in Note 1 to the historical combined financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     The continued expansion of the AT&T Wireless Group's network and the marketing and distribution of its products and services will continue to require substantial capital. The AT&T Wireless Group has funded its operations by internally generated funds, intercompany borrowings from the AT&T Common Stock Group and capital contributions from the AT&T Common Stock Group. Capital contributions from the AT&T Common Stock Group include acquisitions made by the AT&T Common Stock Group that have been attributed to the AT&T Wireless Group. Noncash capital contributions from the AT&T Common Stock Group to the AT&T Wireless Group totaled $2,553 million, $982 million, and $26 million, in 1999, 1998 and 1997, respectively, related to the level of acquisitions and initial investments funded by the AT&T Common Stock Group. The AT&T Common Stock Group has provided financing at interest rates and on terms and conditions that are consistent with those the AT&T Wireless Group would receive as a stand-alone entity. Sources for the AT&T Wireless Group's future financing requirements may include the issuance of additional AT&T Wireless Group tracking stock and the borrowing of funds.

     Net cash provided by operating activities for the year ended December 31, 1999 was $1,024 million compared with $414 million of cash provided by operating activities in 1998 primarily due to increased EBITDA excluding asset impairment and restructuring charges and larger increases in operating accruals and accounts payable. These increases were offset by a higher increase in accounts receivable driven by strong revenue growth. Net cash used in investing activities for the year ended December 31, 1999 was $2,280 million, compared with $238 million of cash provided by investing activities in 1998. The difference was due primarily to higher capital expenditures to upgrade and increase capacity in existing markets as well as to expand the national footprint, and lower cash proceeds associated with the sales of equity investments. Net cash provided by financing activities for the year ended December 31, 1999 was $1,234 million compared with $631 million of cash used in financing activities in 1998 due to increased transfers and debt financing from the AT&T Common Stock Group to fund the higher capital expenditures during 1999.

     Net cash provided by operating activities for the year ended December 31, 1998 was $414 million, a decrease of $924 million compared with $1,338 million of cash provided by operating activities in 1997 primarily due to increased EBITDA excluding asset impairment and restructuring charges, increased accounts receivable largely driven by higher revenues, as well as a net increase in other operating assets and liabilities. Net cash provided by investing activities for the year ended December 31, 1998 was $238 million, compared with a $2,164 million use of cash in 1997 for investing activities primarily due to higher sales of equity investments and consolidated business and lower capital expenditures in 1998. The net use of cash in 1997 was due primarily to spending associated with the new 1900 megahertz market launches. Net cash used in financing activities for the year ended December 31, 1998 was $631 million compared with net cash provided by financing activities of $742 million in 1997 primarily due to higher transfers to the AT&T Common Stock Group resulting from the additional sales of equity investments and consolidated businesses in 1998 as stated above. The net cash provided by financing activities in 1997 was due primarily to transfers from the AT&T Common Stock Group in order to fund the investing activities for that year.

     EBITDA is a measure used by the chief operating decision-makers to measure our ability to generate cash flow. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to generally accepted accounting principles, measures of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. EBITDA margins (defined as EBITDA as a percentage of total revenues) as calculated by the AT&T Wireless Group may not be comparable to similar measures reported by other wireless providers. The AT&T Wireless Group records within services revenue roaming activity which is billed to subscribers for usage outside of the AT&T Wireless Group network. Concurrently, the AT&T Wireless Group records roaming charges paid to other providers as network and other costs of services.

     In each of the periods presented, EBITDA and EBITDA margins were favorably impacted by revenue growth. In particular, AT&T Digital One Rate contributed to revenue growth in 1999 and 1998. EBITDA and EBITDA margins were also favorably impacted for the year ended December 31, 1999 as fixed and variable operating expenses were covered over a growing subscriber base, particularly for the 1900 megahertz markets. The build out and launch of services in new 1900 megahertz markets, sales and marketing costs (including handset subsidies) of acquiring new customers, aggressive migration of customers to digital service, the higher roaming expenses associated with the increasing number of AT&T Digital One Rate and other expanded area plan subscribers, along with subsequent operational growth, all negatively impacted EBITDA and EBITDA margins during these periods.

     EBITDA for the year ended December 31, 1999 was $587 million compared with $736 million for the year ended December 31, 1998. Excluding pretax asset impairment and restructuring charges of $531 million in 1999 and $120 million in 1998, EBITDA was $1,118 million for 1999, which represents an increase of $262 million, or 30.6%, compared with 1998. This increase was attributable to increases in total revenues and an improving margin as SG&A expenses declined as a percentage of revenues.

     Within the 850 megahertz markets, EBITDA for the year ended December 31, 1999 was $847 million compared with $1,261 million in 1998. Excluding the 1999 pretax asset impairment and restructuring charges, EBITDA within the 850 megahertz markets was $1,356 million in 1999, an increase of $95 million, or 7.5%, compared with 1998.

     Within the 1900 megahertz markets, EBITDA for the year ended December 31, 1999 was $(191) million compared with $(373) million in 1998. Excluding the 1999 pretax asset impairment and restructuring charge, EBITDA within the 1900 megahertz markets increased $202 million.

     Excluding the aforementioned pretax asset impairment and restructuring charges in 1999 and 1998, EBITDA margins were 14.7% for the year ended December 31, 1999, compared with 15.8% in 1998. The decline in EBITDA margins in 1999 compared with 1998 was driven primarily by increased roaming expenses, as well as increased sales and marketing expenses associated with a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998. EBITDA margins excluding the 1999 asset impairment and restructuring charges within the 850 megahertz markets were 21.7% for the year ended December 31, 1999, compared with 26.6% for the year ended December 31, 1998. EBITDA margins within the 1900 megahertz markets are not considered meaningful due to the immaturity of the markets.

     EBITDA for the year ended December 31, 1998 was $856 million compared with $916 million in 1997, excluding the pretax asset impairment and restructuring charges of $120 million in 1998 and $160 million in 1997.

     EBITDA for the year ended December 31, 1998 within the 850 megahertz markets was $1,261 million, an increase of $82 million, or 7.0%, compared with 1997. Within the 1900 megahertz markets, EBITDA was ($373) million in 1998, compared with ($212) million in 1997.

     Excluding the pretax asset impairment and restructuring charge of $120 million in 1998 and $160 million in 1997, EBITDA margins were 15.8% in 1998, compared with 19.6% in 1997. EBITDA margins within the 850 megahertz markets were 26.6% in 1998, compared with 27.0% in 1997.

     Capital expenditures for the year ended December 31, 1999 were $2,476 million. This represented an increase of $1,340 million, or 118.0%, compared with 1998. Capital expenditures within the 850 megahertz markets, including spending associated with administrative functions, totaled $1,453 million, an increase of 125.3%, compared with 1998. Network capital expenditures within the 1900 megahertz markets totaled $880 million for the year ended December 31, 1999, an increase of 129.2%, compared with 1998.

     Capital expenditures for the year ended December 31, 1998 were $1,136 million, a decrease of $514 million, or 31.2%, compared with 1997. This decrease resulted from significant spending in 1997 associated with the 1900 megahertz market launches. Capital expenditures were $645 million in the 850 megahertz markets, including spending associated with administrative functions, a decrease of $57 million, or 8.1%, compared with 1997. Network capital expenditures were $384 million in the 1900 megahertz markets during 1998, a reduction of $428 million, or 52.7%, compared with 1997.

     Financing activities for the AT&T Wireless Group will be managed by AT&T on a centralized basis and subject to the review of the AT&T Wireless Group capital stock committee. Loans from AT&T or any member of the AT&T Common Stock Group to any member of the AT&T Wireless Group will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a nonaffiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by the AT&T Wireless Group, those fees or charges will be allocated to the AT&T Wireless Group. In addition, any difference between AT&T's borrowing rates and the rates charged to the AT&T Wireless Group, which we expect will be higher, will be reflected in the financial statements of the AT&T Common Stock Group.

     In determining the initial capitalization of the AT&T Wireless Group, a number of factors were considered. These factors included the prospective financing requirements, the desired stand-alone credit rating, working capital and capital expenditure requirements, and the initial ratio of total debt and preferred stock to EBITDA as compared to other companies in its industry.

FINANCIAL CONDITION

     Total assets were $23,512 million as of December 31, 1999, an increase of $4,052 million, or 20.8%, compared with December 31, 1998. The increase was due to increases in goodwill and licenses associated with the acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular and increased property, plant and equipment as a result of significant capital spending in 1999. Additionally, nonconsolidated investments increased as a result of the investment in Rogers Cantel during 1999.

     Total liabilities were $9,495 million as of December 31, 1999, an increase of $1,672 million, or 21.4%, compared with December 31, 1998 primarily as a result of increased intercompany debt due to the AT&T Common Stock Group, and increases in accounts payable and other operating accruals.

     Total preferred stock held by AT&T was $1.0 billion at both December 31, 1999, and December 31, 1998. Dividends payable on the preferred stock were paid at 9% per annum.

     Total shareowner's equity was $13,997 million as of December 31, 1999, an increase of $2,465 million, or 21.4%, compared with December 31, 1998, due primarily to increased transfers from the AT&T Common Stock Group.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which must be adopted by March 31, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned, and also requires the deferral of incremental direct customer acquisition costs. Management is currently assessing the impact of SAB 101 on the results of operations and financial position of the AT&T Wireless Group.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the AT&T Wireless Group this means that the standard must be adopted no later than January 1, 2001. Management does not expect the adoption of this standard will have a material impact on the AT&T Wireless Group's results of operations, financial position or cash flows.

YEAR 2000

     The AT&T Wireless Group prepared its systems and applications for the year 2000 (Y2K) through its involvement and participation in AT&T's company wide Y2K program which addressed the use of the two-digit instead of four-digit year fields in computer systems. If computer systems could not distinguish between the year 1900 and the year 2000, system failures or other computer errors could have resulted. The potential for failures and errors spanned all aspects of our business, including computer systems, voice and data networks, and building infrastructures. We also needed to address our interdependencies with our suppliers and connecting carriers and our major customers, all of who faced the same concern. All computer systems were tested and repaired as of December 31, 1999 and no major Y2K-related problems were reported as the calendars rolled to January 1, 2000. The cost of AT&T's Y2K program was $725 million since inception in 1997, of which $67 million represented the AT&T Wireless Group's portion of those costs. This figure includes $275 million of costs for all of AT&T incurred during 1999, of which $41 million pertained to the AT&T Wireless Group. Of the total AT&T 1999 costs, approximately $45 million represented capital spending for upgrading and replacing noncompliant computer systems. Less than half of the 1999 costs represent internal information technology resources that were redeployed from other projects and are expected to return to these projects in 2000.

SUBSEQUENT EVENTS

     In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation for approximately $2.4 billion. AT&T contributed its interest in the joint venture to the AT&T Wireless Group as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 million from each of the two partners. Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group.

     In February 2000, certain Dobson securities held by the AT&T Wireless Group were redeemed, resulting in a net pretax gain of approximately $21 million.

     In February 2000, TeleCorp PCS, Inc. announced that it will acquire Tritel, Inc. for approximately $5.3 billion in stock. The AT&T Wireless Group currently holds equity interests in each of these affiliates. Upon completion of the transaction, the AT&T Wireless Group will own approximately 23% of the combined entity. Additionally, in a separate transaction, the AT&T Wireless Group agreed to exchange certain wireless licenses, rights and commitments in the Midwestern United States, plus cash of approximately $100 million for licenses owned by TeleCorp in several New England markets. The boards of directors of AT&T and TeleCorp have approved the transactions. The transactions are subject to certain federal regulatory approvals and are expected to close in the fourth quarter of 2000.

     In February 2000, AT&T announced the signing of an agreement to purchase the assets of Wireless One Network, L.P., for cash of approximately $850 million. AT&T will attribute its interest in Wireless One to the AT&T Wireless Group as of the acquisition date. The transaction has been approved by the boards of directors of AT&T and Wireless One, however is subject to the approval of certain federal regulatory agencies. The transaction is anticipated to close in June of 2000.

     The AT&T Wireless Group has a signed agreement to sell one of its equity investments which is expected to close by the end of the first quarter of 2000.

     On February 3, 2000, a registration statement was filed with the SEC for an initial public offering of AT&T Wireless Group tracking stock. The new tracking stock will provide current AT&T shareowners and future investors with a security tied directly to the economic performance of the AT&T Wireless Group. A special AT&T shareowner meeting was held in March, voting in favor of the tracking stock proposal. Holders of AT&T common stock and Liberty Media Group tracking stock were entitled to vote at the special meeting. AT&T intends to conduct an initial public offering of AT&T Wireless Group tracking stock in the second quarter of 2000. A distribution, which may be in the form of a dividend, exchange offer, or a combination of these, of the AT&T Wireless Group tracking stock is intended to be made to shareowners of AT&T common stock sometime thereafter. Holders of Liberty Media Group tracking stock will not be entitled to this distribution.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowner of the AT&T Wireless Group:

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in shareowner's equity and of cash flows present fairly, in all material respects, the financial position of the AT&T Wireless Group at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the AT&T Wireless Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp.; consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of AT&T Corp. and reflect certain assumptions and allocations. Moreover, as indicated in Note 1, the AT&T Wireless Group relies on AT&T Corp. for administrative, management and other services. The financial position, results of operations and cash flows of the AT&T Wireless Group could differ from those that would have resulted had the AT&T Wireless Group operated autonomously or as an entity independent of AT&T Corp. As more fully discussed in Note 1, the combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T Corp.

                                          PRICEWATERHOUSECOOPERS LLP

March 17, 2000

                              AT&T WIRELESS GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                 DOLLARS IN MILLIONS
REVENUES
Services revenues...........................................  $6,823    $4,779    $4,249
Equipment revenues..........................................     804       627       419
Total revenues..............................................   7,627     5,406     4,668
OPERATING EXPENSES
Network and other costs of services.........................   3,846     2,428     1,770
Depreciation and amortization...............................   1,253     1,079       826
Selling, general and administrative.........................   2,663     2,122     1,982
Asset impairment and restructuring charges..................     531       120       160
Total operating expenses....................................   8,293     5,749     4,738
OPERATING LOSS..............................................    (666)     (343)      (70)
Other income, net...........................................     176       764       288
Interest expense............................................     136       120        --
(Loss) income before income taxes...........................    (626)      301       218
(Benefit) provision for income taxes........................    (221)      137        93
NET (LOSS) INCOME...........................................    (405)      164       125
Dividend requirements on preferred stock held by AT&T,
  net.......................................................      56        56        56
NET (LOSS) INCOME ATTRIBUTABLE TO AT&T'S RESIDUAL
  INTEREST..................................................  $ (461)   $  108    $   69


     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                            COMBINED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                              DOLLARS IN MILLIONS
ASSETS
Cash and cash equivalents...................................  $     5     $    27
Accounts receivable, less allowances of $130 and $74........    1,300         885
Inventories.................................................      162         206
Deferred income taxes.......................................      127          91
Prepaid expenses and other current assets...................       34          29
TOTAL CURRENT ASSETS........................................    1,628       1,238
Property, plant and equipment, net..........................    6,349       5,182
Licensing costs, net of accumulated amortization of $1,519
  and $1,290................................................    8,571       7,928
Investments.................................................    4,502       3,795
Goodwill, net and other assets..............................    2,462       1,317
TOTAL ASSETS................................................  $23,512     $19,460
LIABILITIES
Accounts payable............................................  $   921     $   628
Payroll and benefit-related liabilities.....................      291         202
Debt maturing within one year...............................      154          89
Other current liabilities...................................      931         707
TOTAL CURRENT LIABILITIES...................................    2,297       1,626
Long-term debt due to AT&T..................................    3,400       2,500
Deferred income taxes.......................................    3,750       3,662
Other long-term liabilities.................................       48          35
TOTAL LIABILITIES...........................................    9,495       7,823
MINORITY INTEREST...........................................       20         105
SHAREOWNER'S EQUITY
Preferred stock held by AT&T................................    1,000       1,000
AT&T's residual interest....................................   12,971      10,535
Accumulated other comprehensive income......................       26          (3)
TOTAL SHAREOWNER'S EQUITY...................................   13,997      11,532
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY...................  $23,512     $19,460

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREOWNER'S EQUITY

                                                               FOR THE YEARS ENDED DECEMBER
                                                                           31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                   DOLLARS IN MILLIONS
PREFERRED STOCK HELD BY AT&T................................  $ 1,000    $ 1,000    $ 1,000
AT&T'S RESIDUAL INTEREST
  Balance at beginning of year..............................   10,535     10,139      9,433
  Net (loss) income attributable to AT&T's residual
     interest...............................................     (461)       108         69
  Transfers from parent, net................................    2,897        288        637
                                                              -------    -------    -------
Balance at end of year......................................   12,971     10,535     10,139
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance at beginning of year..............................       (3)        48         64
  Other comprehensive income (net of taxes of $18, $(31),
     $(10)).................................................       29        (51)       (16)
                                                              -------    -------    -------
Balance at end of year......................................       26         (3)        48
                                                              -------    -------    -------
TOTAL SHAREOWNER'S EQUITY...................................  $13,997    $11,532    $11,187
                                                              =======    =======    =======
SUMMARY OF TOTAL COMPREHENSIVE INCOME:
  Net (loss) income attributable to AT&T's residual
     interest...............................................  $  (461)   $   108    $    69
  Dividend requirements on preferred stock held by AT&T,
     net....................................................       56         56         56
                                                              -------    -------    -------
  Net (loss) income.........................................     (405)       164        125
  Other comprehensive income................................       29        (51)       (16)
                                                              -------    -------    -------
TOTAL COMPREHENSIVE INCOME..................................  $  (376)   $   113    $   109
                                                              =======    =======    =======

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1999        1998        1997
                                                            --------    --------    --------
                                                                  DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net (loss) income.........................................  $  (405)    $   164     $   125
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Gains on sale/exchange of investments...................      (99)       (600)        (57)
  Asset impairment and restructuring charges..............      531         120          80
  Depreciation and amortization...........................    1,253       1,079         826
  Deferred income taxes...................................     (180)        (40)        254
  Net equity earnings from investments....................      (54)       (114)       (222)
  Minority interests in consolidated subsidiaries.........      (17)        (35)         11
  Provision for uncollectibles............................      200          99         116
  Increase in accounts receivable.........................     (514)       (307)        (90)
  Increase in accounts payable............................      221         174         152
  Net decrease (increase) in other operating assets and
     liabilities..........................................       88        (126)        143
NET CASH PROVIDED BY OPERATING ACTIVITIES.................    1,024         414       1,338
INVESTING ACTIVITIES
Capital expenditures and other additions..................   (2,429)     (1,219)     (1,931)
Net acquisitions of licenses..............................      (47)        (65)       (443)
Equity investment distributions and sales.................      236       1,354         294
Equity investment contributions and purchases.............     (284)       (156)        (84)
Net dispositions of businesses............................      244         324          --
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.......   (2,280)        238      (2,164)
FINANCING ACTIVITIES
Increase in short-term borrowings.........................       65          43          --
Increase in long-term debt due to AT&T....................      900         100         200
Dividend requirements on preferred stock, net.............      (56)        (56)        (56)
Transfers from (to) parent, net...........................      344        (694)        611
Other financing activities, net...........................      (19)        (24)        (13)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.......    1,234        (631)        742
Net (decrease) increase in cash and cash equivalents......      (22)         21         (84)
Cash and cash equivalents at beginning of year............       27           6          90
Cash and cash equivalents at end of year..................  $     5     $    27     $     6

     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp. The AT&T Wireless Group provides domestic wireless voice and data services in the 850 megahertz cellular markets and 1900 megahertz Personal Communications Services (PCS) markets. The AT&T Wireless Group also sells handsets and accessories to its customers, which generally result in a loss. In addition, the AT&T Wireless Group results include their aviation communications business, earnings or losses associated with equity interests in wireless communications ventures and partnerships, both in the United States and internationally, and the costs associated with the development of fixed wireless technology. The results of the messaging services business are included through October 2, 1998 (date of sale). The combined financial statements reflect the results of operations, financial position, changes in shareowner's equity and cash flows of these businesses of AT&T as if these combined businesses were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in shareowner's equity and cash flows of the AT&T Wireless Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T.

     As an integrated business unit of AT&T, the AT&T Wireless Group does not prepare separate financial statements in accordance with generally accepted accounting principles (GAAP) in the normal course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing in connection with AT&T's plan to issue a tracking stock which reflects the economic performance of the AT&T Wireless Group. The combined financial statements of the AT&T Wireless Group reflect the assets, liabilities, revenues and expenses directly attributable to the AT&T Wireless Group, as well as allocations deemed reasonable by management, to present the results of operations, financial position and cash flows of the AT&T Wireless Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. Changes in AT&T's residual interest represent net transfers to or from AT&T, after giving effect to the net income or loss attributable to AT&T's residual interest in the AT&T Wireless Group during the period and are assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to the AT&T Wireless Group have been treated as noncash transactions. Earnings per share disclosure has not been presented as the AT&T Wireless Group is a business unit of AT&T and earnings per share data is not considered meaningful.

     The capital structure of the AT&T Wireless Group has been assumed based upon AT&T's historical capital ratio adjusted for certain items. This has resulted in $3,400, $2,500 and $2,400 in intercompany indebtedness at December 31, 1999, 1998 and 1997, respectively, paying annual interest at 7.25% for the year ended December 31, 1999 and 7.75% for the years ended December 31, 1998 and 1997. The interest rate charged is designed to be substantially equivalent to the interest rates that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a nonaffiliate of AT&T without the benefit of any guaranty by AT&T. In addition, the AT&T Wireless Group has issued to AT&T $1 billion of 9% cumulative preferred stock that, subject to the

                              AT&T WIRELESS GROUP
approval of the AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. At the time of the initial public offering, $2 billion of the intercompany indebtedness is anticipated to be converted into an additional $2 billion of 9% cumulative preferred stock. Interest expense presented is net of $88, $75 and $178 amounts capitalized for the years ended December 31, 1999, 1998 and 1997, respectively.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to the AT&T Wireless Group based on the ratio of the AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that the AT&T Wireless Group performs on its own. However, the costs of these services charged to the AT&T Wireless Group are not necessarily indicative of the costs that would have been incurred if the AT&T Wireless Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged in the future.

     Consolidated income tax provisions, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to the AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to the AT&T Wireless Group. These allocations reflect the AT&T Wireless Group's contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Prior to the issuance of any shares of the AT&T Wireless Group tracking stock, the AT&T Common Stock Group (which consists of the operations of AT&T other than those attributed to AT&T tracking stocks) and the AT&T Wireless Group have agreed to enter into a tax sharing agreement that will provide for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of the AT&T Common Stock Group and the AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits will be allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T will be treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments will be calculated by treating coupon payments on the preferred stock as interest expense to the AT&T Wireless Group and interest income to the AT&T Common Stock Group. The preferred stock dividends, net of the amounts recorded in accordance with the methodology contained in the tax sharing agreement, have been recorded in AT&T Wireless Group's equity. Consolidated tax credits of the hypothetical group will be allocated between groups based on each group's contribution to each tax credit.

CASH EQUIVALENTS

     All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

CASH FLOWS

     For purposes of the combined statements of cash flows, all transactions between the AT&T Wireless Group and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to the AT&T Wireless Group, have been accounted for as having been settled in cash at the time the transaction was recorded by the AT&T Wireless Group.

                              AT&T WIRELESS GROUP

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:

Wireless communications systems and other equipment           3-15 years
Building and improvements                                     5-20 years

     When the AT&T Wireless Group sells, disposes or retires assets, the related gains or losses are included in operating results.

     During 1998, the AT&T Wireless Group completed a review of the estimated service lives of certain wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of such equipment were changed from 12 years to varying periods ranging primarily from seven to ten years, with certain assets being changed to 15 years, depending on the nature of the equipment. The net impact of these changes to 1998 results was an annual increase in depreciation expense of approximately $42 and an annual reduction in net income of approximately $26.

SOFTWARE CAPITALIZATION

     In 1998, the AT&T Wireless Group adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with this standard, certain direct development costs associated with internal-use software are capitalized, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. These costs are included within other assets and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. The AT&T Wireless Group also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware. The annual impact of adoption of SOP 98-1 was a reduction of approximately $12 is selling, general and administrative expenses and an annual increase in net income of approximately $7 for the year ended December 31, 1998.

     The AT&T Wireless Group also capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers. These capitalized costs are included in property, plant and equipment and are amortized over a useful life not to exceed five years.

LICENSING COSTS

     Licensing costs are primarily incurred to develop or acquire cellular (850 megahertz) and PCS (1900 megahertz) licenses. In addition, licensing costs include costs incurred to develop or acquire 38 gigahertz licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods not exceeding 40 years.

                              AT&T WIRELESS GROUP

CAPITALIZED INTEREST

     The AT&T Wireless Group capitalizes interest which is applicable to the construction of significant additions to property, plant, and equipment and the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.

INVESTMENTS

     Investments in which the AT&T Wireless Group exercises significant influence but which the AT&T Wireless Group does not control are accounted for under the equity method of accounting. Investments in which the AT&T Wireless Group has no significant influence over the investee are accounted for under the cost method of accounting. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Group's subsequent contributions and its share of earnings or losses, and distributions. The excess of the investment over the underlying book value of the investees' net assets is being amortized over periods not exceeding 40 years.

     Investments covered under the scope of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available for sale" and are carried at fair value. Unrealized gain or loss, net of tax, are included as a component of accumulated other comprehensive income within shareowner's equity.

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the AT&T Wireless Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the AT&T Wireless Group intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

REVENUE RECOGNITION

     Wireless services revenues are recognized based upon minutes of traffic processed and contracted fees. Equipment and other services revenues are recognized when the products are delivered and accepted by customers and when services are provided in accordance with contract terms.

ADVERTISING AND PROMOTIONAL COSTS

     Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $386, $344, and $305 in 1999, 1998, and 1997, respectively.

                              AT&T WIRELESS GROUP

INCOME TAXES

     The AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. The AT&T Wireless Group's provision or benefit for income taxes is based upon its contribution to the overall income tax liability of AT&T and its affiliates.

ISSUANCE OF COMMON STOCK BY AFFILIATES

     Changes in our proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases in shareowner's equity.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, taxes, valuation of equity investments and asset impairment and restructuring charges. Additionally, the AT&T Wireless Group evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions.

CONCENTRATIONS

     The AT&T Wireless Group purchases a substantial portion of its wireless infrastructure equipment from three major suppliers. Additionally, three primary vendors provide the multi-network handsets. Further, the AT&T Wireless Group relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. The AT&T Wireless Group does not have a concentration of available sources of labor or services, nor does the AT&T Wireless Group have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

2. RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which must be adopted by March 31, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned, and also requires the deferral of incremental direct customer acquisition costs. Management is currently assessing the impact of SAB 101 on the results of operations and financial position of the AT&T Wireless Group.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it

                              AT&T WIRELESS GROUP
qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the AT&T Wireless Group this means that the standard must be adopted no later than January 1, 2001. Management does not expect the adoption of this standard will have a material impact on the AT&T Wireless Group's results of operations, financial position or cash flows.

3. ACQUISITIONS AND DIVESTITURES

     During 1999, 1998 and 1997, the AT&T Wireless Group completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non core interests. The net pretax gains recognized were $99, $600 and $57 in 1999, 1998, and 1997, respectively. The pretax gains and losses from the sale and exchange transactions are included in other income, net in the accompanying combined statements of operations. A summary of the significant transactions follows:

     On August 2, 1999, AT&T completed its acquisition of Honolulu Cellular Telephone Company for cash. AT&T contributed its interest in Honolulu Cellular to the AT&T Wireless Group as of the acquisition date. This transaction was accounted for as a purchase.

     On May 3, 1999, AT&T acquired Vanguard Cellular Systems, Inc. and has contributed its interest in Vanguard to the AT&T Wireless Group as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which has subsequently been repaid by AT&T.

     The merger with Vanguard was recorded as a purchase. Accordingly the operating results of Vanguard have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair market value of net assets acquired has been assigned to licenses, goodwill and other intangible assets and is being amortized over periods of ten to 40 years.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998 assume the Vanguard acquisition occurred as of January 1, 1998:

                                                                  FOR THE
                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Revenues....................................................  $7,784    $5,868
Net (loss) income...........................................    (435)      254
Capital expenditures........................................   2,492     1,223

     Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

                              AT&T WIRELESS GROUP

     In April 1999, the AT&T Wireless Group acquired Bakersfield Cellular Telephone Company in exchange for several cellular markets in Texas and cash. The acquisition of Bakersfield Cellular was accounted for as a purchase.

     In addition to the acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular, the AT&T Wireless Group acquired other cellular markets in Utah, Oregon, California, Idaho, and Louisiana. All of the above acquisitions were accounted for under the purchase method. The pro forma operating results of these acquisitions other than Vanguard have not been presented as they are not material to the overall operating results of the AT&T Wireless Group.

     During 1999, the AT&T Wireless Group purchased minority interests in several of the markets that they did not wholly own. The total of these purchases, including both cash paid and stock issued by AT&T on the AT&T Wireless Group's behalf totaled $87.

     The following is a summary of all consideration paid for the completed acquisitions through December 31, 1999, including the acquisition of Vanguard:

Fair value of AT&T stock issued.............................  $  531
Cash paid by AT&T...........................................     986
Liabilities assumed.........................................     555
Fair value of cellular markets exchanged....................      51
Total purchase price........................................  $2,123

     The assets and liabilities of the acquired entities were recorded at their fair market values at the dates of acquisition. The allocations were as follows:

License costs...............................................  $  915
Goodwill....................................................     994
Other intangibles...........................................     100
Property, plant and equipment...............................     365
Net current assets..........................................       5
Deferred tax liabilities....................................    (256)
Total purchase price........................................  $2,123

     In June 1999, the AT&T Wireless Group sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.

     In May 1999, the AT&T Wireless Group sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp PCS, Inc. for cash and preferred stock of TeleCorp resulting in a pretax gain of $11.

     In the fourth quarter of 1998, the AT&T Wireless Group sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton PCS Holdings, Inc. for cash and preferred stock of Triton resulting in a pretax gain of $29.

                              AT&T WIRELESS GROUP

     Also in the fourth quarter of 1998, the AT&T Wireless Group sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. A pretax gain of $24 was recognized on this transaction.

     On October 2, 1998, the AT&T Wireless Group sold its one-way messaging services business and a narrowband PCS license to Metrocall, Inc. in exchange for cash and preferred stock of Metrocall. A pretax loss of $5 was recognized on this transaction. The AT&T Wireless Group subsequently contributed its investment in the preferred stock of Metrocall to AT&T.

     In the second quarter of 1998, the AT&T Wireless Group sold for cash its interest in PriceCellular Corp. and recognized a pretax gain of $67.

     In the second quarter of 1998, the AT&T Wireless Group sold for cash its remaining equity interest in SmarTone Telecommunications Holdings Limited for a pretax gain of $128.

     In the first quarter of 1998, the AT&T Wireless Group sold for cash its equity interest in LIN Television Corp. and recognized a pretax gain of $342.

     In the fourth quarter of 1997, the AT&T Wireless Group sold for cash a portion of its equity interest in SmarTone and recognized a pretax gain of $45.

4. ASSET IMPAIRMENT AND RESTRUCTURING CHARGES

     During the fourth quarter of 1999, the AT&T Wireless Group recorded a $531 asset impairment charge primarily associated with the planned disposal of certain wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. As part of a multi-vendor program, contracts are being executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and the metropolitan New York markets. The program will provide the AT&T Wireless Group with the newest technology available and allow it to evolve to new third-generation digital technology, which will provide high-speed data capabilities.

     The planned disposal of the existing wireless infrastructure equipment required an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to write-down these assets to their fair value, which was estimated by discounting the expected future cash flows of these assets through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the impairment has been recorded as accumulated depreciation and the remaining net book value of the assets will be depreciated over this shortened period.

     During 1998, the AT&T Wireless Group recorded a pretax asset impairment charge of $120, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.

     During 1997, the AT&T Wireless Group recorded a pretax charge of $160 related to the decision to no longer pursue a two-way messaging business. This charge included costs associated with the write-down of unrecoverable assets, as well as costs related to contractual obligations and termination penalties.

                              AT&T WIRELESS GROUP

5. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
INCLUDED IN DEPRECIATION AND AMORTIZATION
Amortization of licensing costs.............................  $231    $210    $184
Amortization of goodwill....................................    50      33      33
OTHER INCOME, NET
Interest income.............................................  $  4    $ 15    $  9
Minority interests in consolidated subsidiaries.............    17      35     (11)
Net equity earnings from investments........................    54     114     222
Gains on sale/exchange of investments.......................    99     600      57
Miscellaneous, net..........................................     2      --      11
Total other income, net.....................................  $176    $764    $288

SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
PROPERTY, PLANT AND EQUIPMENT, NET
Wireless communications systems and other equipment.........  $10,127    $ 7,658
Land, buildings and improvements............................      255        222
Total property, plant and equipment.........................   10,382      7,880
Accumulated depreciation....................................   (4,033)    (2,698)
Property, plant and equipment, net..........................  $ 6,349    $ 5,182
GOODWILL, NET AND OTHER ASSETS
Goodwill....................................................  $ 2,303    $ 1,312
Accumulated amortization....................................     (168)      (118)
Goodwill, net...............................................  $ 2,135    $ 1,194
Other assets................................................      327        123
Goodwill, net and other assets..............................  $ 2,462    $ 1,317
INCLUDED IN OTHER CURRENT LIABILITIES
Advertising and promotion accruals..........................  $   162    $    94
Business tax accruals.......................................      139        127

SUPPLEMENTARY CASH FLOW INFORMATION

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1999    1998     1997
                                                              ----    -----    -----
Interest payments, net of amounts capitalized...............  $136    $ 120    $  --
Income tax (refunds) payments...............................   (41)     177     (161)

                              AT&T WIRELESS GROUP

6. INVESTMENTS

     The AT&T Wireless Group holds investments in ventures and partnerships that gain the AT&T Wireless Group access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.

     At December 31, 1999 and 1998, the AT&T Wireless Group had equity method investments of $4,409 and $3,766, respectively. Amortization of excess carrying value of $19, $52, and $66 in 1999, 1998 and 1997, respectively, is reflected as a component of other income, net in the accompanying combined statements of operations. At December 31, 1999 and 1998, the carrying value of investments accounted for under the equity method exceeded our share of the underlying reported net assets by approximately $551 and $511, respectively.

     Ownership of significant equity investments is as follows:

                                                             AT DECEMBER 31,
                                                          ----------------------
                                                            1999         1998
                                                          ---------    ---------
AB Cellular.............................................     55.62%(1)    55.62%(1)
CMT Partners............................................     50.00%(2)    50.00%(2)
Triton PCS Holdings, Inc................................     16.80%(3)    18.66%(3)
TeleCorp PCS, Inc.......................................     15.67%(4)    17.28%(4)
Tritel, Inc.............................................     21.64%(5)       N/A
Cincinnati Bell Wireless, LLC...........................     19.90%(6)    19.90%(6)
Rogers Cantel Mobile Communications, Inc................     16.65%(7)       N/A

-------------------------

(1) On November 13, 1998, the AT&T Wireless Group and BellSouth Corp. combined their jointly owned cellular properties in Los Angeles Cellular Telephone Company, Houston Cellular Telephone Company and Galveston Cellular Telephone Company. Under the terms of the agreement, the ownership interests of the AT&T Wireless Group and BellSouth in LA Cellular, Houston Cellular and Galveston Cellular were folded into a single company, AB Cellular, which continues to own, control and supervise all three properties. AT&T contributed cash of approximately $1 billion to the new jointly controlled company and subsequently contributed this interest to the AT&T Wireless Group which now has an overall ownership interest of 55.62%. The AT&T Wireless Group's voting interest in AB Cellular, however, is 50% and therefore this investment is accounted for under the equity method. The
    AT&T Wireless Group has a management agreement with the LA division of AB Cellular to manage and supervise its operations. As manager, the AT&T Wireless Group is committed to meet certain financial targets for the LA division. The AT&T Wireless Group makes payments to AB Cellular for any significant target deficiency and receives payments for any significant target excess.

(2) Ownership percentages reflect voting and equity interests in a partnership which owned and operated several licenses in Northern California, including San Francisco/San Jose, and Kansas City, Missouri, and also a minority interest in Dallas, Texas as of December 31, 1998. On October 1, 1999, CMT Partners distributed certain assets including its ownership interest in licenses in Kansas City, Missouri and Dallas, Texas to its partners. Through this distribution, the AT&T Wireless Group received CMT Partners'

                              AT&T WIRELESS GROUP
    ownership interest in Dallas, Texas, and Vodafone AirTouch received CMT Partners' ownership interest in Kansas City, Missouri. The AT&T Wireless Group continues to hold a 50% equity and voting interest in the remaining assets of CMT Partners.

(3) During 1998, the AT&T Wireless Group entered into a venture with Triton PCS Holdings, Inc. to build and operate digital wireless networks in the Southeast and MidAtlantic areas of the United States. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $101 to investments in 1998. Additionally during the fourth quarter of 1998, the AT&T Wireless Group sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton for cash and preferred stock. Ownership percentage reflects the AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.

(4) During 1998, the AT&T Wireless Group entered into a venture with TeleCorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern United States. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $40 to investments in 1998. Additionally in May 1999, the AT&T Wireless Group sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp for cash and preferred stock. Ownership percentage reflects the AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights. See Note 13 regarding subsequent transactions associated with TeleCorp.

(5) In January 1999, the AT&T Wireless Group entered into a venture with Tritel, Inc. to build and operate a digital wireless network across parts of the Southwestern United States. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $94 to investments in 1999. Ownership percentage reflects the AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights. During the fourth quarter of 1999, Tritel completed its initial public offering resulting in the AT&T Wireless Group recognizing a gain of $42, net of deferred taxes of $27. See
    Note 13 regarding subsequent transactions with Tritel.

(6) During the fourth quarter of 1998, the AT&T Wireless Group sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. The effect of this transaction resulted in a reclassification of license balances of approximately $20 to investments in 1998.

                              AT&T WIRELESS GROUP

(7) In August 1999, AT&T and British Telecommunications plc through a newly created joint venture acquired a 33.3% ownership interest in Rogers Cantel Mobile Communications, Inc. for approximately $934 in cash. AT&T contributed its interest in the joint venture to the AT&T Wireless Group as of the date of acquisition. The investment is owned equally by the AT&T Wireless Group and BT. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence.

     The combined results of operations and the financial position of the significant equity method investments are summarized as follows:

CONDENSED INCOME STATEMENT INFORMATION

                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Revenues....................................................  $2,647    $1,717    $1,712
Operating (loss) income.....................................    (203)      477       560
Net (loss) income...........................................    (270)      464       571

CONDENSED BALANCE SHEET INFORMATION

                                                                   AS OF
                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Current assets..............................................  $2,891    $1,782
Noncurrent assets...........................................   8,097     4,990
Current liabilities.........................................   1,025       562
Noncurrent liabilities......................................   2,938       811

     Current assets are comprised primarily of cash and accounts receivable. Noncurrent assets are comprised primarily of net goodwill and other assets, net property, plant and equipment and net licenses. Current liabilities are comprised primarily of operating accruals and accounts payable. Noncurrent liabilities are comprised primarily of long-term debt.

                              AT&T WIRELESS GROUP

7. INCOME TAXES

     The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1999     1998    1997
                                                              -----    ----    -----
U.S. federal statutory income tax rate......................     35%     35%      35%
Federal income tax at statutory rate........................  $(219)   $105    $  76
State and local income taxes, net of federal income tax
  effect....................................................    (14)     12        9
Dividends received deduction................................     --      (2)      (6)
Amortization of intangibles.................................     17      12       14
Unutilized foreign equity losses............................     34      34       10
Change in valuation allowance and other estimates...........    (50)    (17)     (13)
Net equity losses on investments............................     13      --       --
Other differences -- net....................................     (2)     (7)       3
(Benefit) provision for income taxes........................  $(221)   $137    $  93
Effective income tax rate...................................   35.3%   45.5%    42.7%
(BENEFIT) PROVISION FOR INCOME TAXES
CURRENT
Federal.....................................................  $ (61)   $152    $(149)
State and local.............................................     20      25      (12)
                                                              $ (41)   $177    $(161)
DEFERRED
Federal.....................................................  $(124)   $(39)   $ 229
State and local.............................................    (56)     (1)      25
                                                              $(180)   $(40)   $ 254
(Benefit) provision for income taxes........................  $(221)   $137    $  93

     Deferred income tax liabilities are taxes the AT&T Wireless Group expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

                              AT&T WIRELESS GROUP

     Deferred income tax liabilities and assets consist of the following:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
LONG-TERM DEFERRED INCOME TAX LIABILITIES
  Property, plant and equipment and licenses................  $(3,246)   $(2,817)
  Investments...............................................     (508)      (731)
  Other.....................................................      (49)      (174)
Total long-term deferred income tax liabilities.............  $(3,803)   $(3,722)
LONG-TERM DEFERRED INCOME TAX ASSETS
  Net operating loss/credit carryforwards...................  $    65    $    75
  Valuation allowance.......................................      (12)       (15)
Total net long-term deferred income tax assets..............  $    53    $    60
Net long-term deferred income tax liabilities...............  $(3,750)   $(3,662)
CURRENT DEFERRED INCOME TAX LIABILITIES
Total current deferred income tax liabilities...............  $    --    $    --
CURRENT DEFERRED INCOME TAX ASSETS
  Employee benefits.........................................       11         10
  Reserves and allowances...................................      101         77
  Other.....................................................       15          4
  Total current deferred income tax assets..................  $   127    $    91
Current deferred income tax assets..........................  $   127    $    91

     At December 31, 1999, the AT&T Wireless Group had net operating loss carryforwards for federal and state income tax purposes of $34 and $514, respectively, expiring through 2019. The AT&T Wireless Group also has federal tax credit carryforwards of $29 which are not subject to expiration. The AT&T Wireless Group recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized by AT&T.

8. EMPLOYEE BENEFIT PLAN

     The AT&T Wireless Group sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of the employee contributions up to certain limits. In addition, the AT&T Wireless Group may make discretionary or profit sharing contributions. Contributions amounted to $37 in 1999, $31 in 1998 and $32 in 1997.

9. STOCK-BASED COMPENSATION PLANS

     Under the 1997 Long-term Incentive Program, which was effective June 1, 1997, and amended on May 19, 1999, AT&T grants stock options, performance shares, restricted stock and other awards.

                              AT&T WIRELESS GROUP

Under the Program, there were 150 million shares of common stock available for grant with a maximum of 22.5 million common shares that could be used for awards other than stock options. From the time the Program became effective to the period ended December 31, 1999, there were approximately 109 million shares granted and approximately 41 million shares that remained available for grant. Beginning with January 1, 2000, the remaining shares available for grant at December 31, of the prior year, plus 1.75% of the shares of AT&T common stock outstanding on January 1 of each year become available for grant. There is a maximum of 37.5 million shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three years and are exercisable up to 10 years from the date of grant. Under the 1987 Long-term Incentive Program, which expired in April 1997, AT&T granted awards with the same terms, and on January 1 of each year 0.6% of the outstanding shares of AT&T common stock became available for grant.

     Under the Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period based on AT&T's total shareholder return and certain financial performance targets. Under the 1987 Long-term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.

     On August 1, 1997, substantially all of the AT&T Wireless Group's employees were granted a stock option award to purchase 150 shares representing a total of
1.8 million shares of AT&T's common stock. The options vest after three years and are exercisable up to ten years from the grant date.

     Under the AT&T 1996 Employee Stock Purchase Plan, which was effective July 1, 1996, AT&T is authorized to issue up to 75 million shares of common stock to its eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, AT&T sold approximately 424 thousand shares to the AT&T Wireless Group employees in 1999, approximately 535 thousand shares in 1998 and approximately 600 thousand shares in 1997.

     AT&T applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for stock-based compensation plans other than for performance-based and restricted stock awards and stock appreciation rights. Compensation costs charged against the AT&T Wireless Group's results of operations were not material in 1999, 1998 or 1997.

     AT&T has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T had elected to recognize compensation costs based on the fair value at the date of grant for awards in 1999, 1998 and 1997, consistent with the provisions of SFAS No. 123, the AT&T Wireless Group's net (loss) income would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts:

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1999     1998    1997
                                                              -----    ----    ----
Net (loss) income...........................................  $(464)   $127    $107

                              AT&T WIRELESS GROUP

     The pro forma effect on net (loss) income for 1999, 1998 and 1997 may not be representative of the pro forma effect on net (loss) income of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995.

     At the date of grant, the weighted average exercise price for options granted during 1999, 1998 and 1997 were $59.35, $41.86 and $27.31, respectively.

     The weighted-average fair values at date of grant for options granted to AT&T Wireless Group employees during 1999, 1998 and 1997 were $15.36, $9.80 and $6.37, respectively, and were estimated using the Black-Scholes option-pricing model. The weighted average risk-free interest rates applied for 1999, 1998 and 1997 were 4.71%, 5.27% and 6.14%, respectively. The following assumptions were applied for 1999, 1998 and 1997, respectively: (i) expected dividend yields of 1.7%, 2.1% and 2.2%, (ii) expected volatility rates of 27.2%, 23.8% and 21.8%, and (iii) expected lives of 4.9 years, 4.5 years and 4.5 years.

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments. The fair value of the long term debt due to AT&T approximates its carrying value.

11. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the AT&T Wireless Group is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the AT&T Wireless Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1999. The AT&T Wireless Group also makes routine filings with the Federal Communications Commission and state regulatory authorities. These matters could affect the operating results of any one quarter when resolved in future periods. However, the AT&T Wireless Group believes that after final disposition any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual combined financial statements.

     The AT&T Wireless Group leases land, buildings and equipment through contracts that expire in various years through 2036. Rental expense under operating leases was $205 in 1999, $181 in 1998 and $149 in 1997. The following table shows the future minimum lease payments due under noncancelable operating leases at December 31, 1999.

  2000   2001   2002   2003   2004   LATER YEARS
  ----   ----   ----   ----   ----   -----------
  $180   $152   $113   $86    $61       $184

     In the second quarter of 1999, the AT&T Wireless Group entered into a four-year commitment to purchase $1 billion in wireless network equipment. For the year ended December 31, 1999, the AT&T Wireless Group spent over $500 in partial satisfaction of this commitment.

     In addition, the AT&T Wireless Group has agreements with other wireless carriers regarding subscriber activity on other carriers' wireless systems. These agreements establish general terms and charges for system usage, and in some cases also establish minimum usage requirements.

                              AT&T WIRELESS GROUP

     During 1999, the AT&T Wireless Group expensed $82 for losses associated with commitments related to certain investments. Included in the $82 loss, was the AT&T Wireless Group's commitment of $63 to fund the long term debt obligations of one of its investments, which fully satisfies the AT&T Wireless Group's commitment for this investment.

     The AT&T Wireless Group also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

12. RELATED PARTY TRANSACTIONS

     As discussed in Note 1, AT&T has provided necessary working capital requirements through intercompany debt, preferred stock and cash contributions to the AT&T Wireless Group. These amounts are reflected in the accompanying combined balance sheets as preferred stock held by AT&T and long-term debt due to AT&T. The 9% cumulative preferred stock was reflected at $1 billion and the dividend requirements were $56 for each of the years ended December 31, 1999, 1998 and 1997, respectively, net of amounts recorded in accordance with the methodology contained in the tax sharing agreement described in Note 1.

     Intercompany debt and interest was assumed based upon the methodology outlined in Note 1. Intercompany debt was reflected as $3,400, and $2,500 at December 31, 1999 and 1998. Intercompany interest was $214, $190 and $178, in 1999, 1998 and 1997, respectively, of which $88, $75 and $178, respectively, was capitalized.

     The AT&T Wireless Group purchases long distance and other network related services from AT&T at market-based prices. For the years ended December 31, 1999, 1998 and 1997, these amounts totaled $170, $65 and $58, respectively, and are reflected within network and other costs of services expenses in the accompanying combined statements of operations.

     AT&T has allocated general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to the AT&T Wireless Group amounting to $40, $42 and $47 for the years ended December 31, 1999, 1998 and 1997, respectively, which are included within selling, general and administrative expenses in the accompanying combined statements of operations.

     Also included in selling, general and administrative expenses are charges received from AT&T related to the AT&T Wireless Group's direct sales force who are employees of AT&T, as well as commissions and marketing support costs reimbursed to AT&T for costs incurred to acquire customers on our behalf. These charges amounted to $223, $65 and $36 for the years ended December 31, 1999, 1998 and 1997, respectively.

     The AT&T Wireless Group purchases their administrative telephone services from AT&T. These amounts are included within selling, general and administrative expenses and totaled $69, $50 and $33 as of December 31, 1999, 1998 and 1997, respectively. Accounts payable in the accompanying combined balance sheets included $5 and $12, as of December 31, 1999 and 1998, respectively, associated with the purchases of these services.

     The AT&T Wireless Group sells receivables to AT&T for wireless customers whose wireless charges are combined ("bundled") with their long distance charges into one bill. Accounts receivable in the accompanying combined balance sheets included $83 and $59, as of December 31, 1999 and 1998, respectively, associated with receivables from AT&T for these bundled customers. Selling, general and administrative expenses included $65, $39 and $6, for the years ended December 31, 1999, 1998 and 1997, respectively, for the billing and collection fees charged by AT&T. Additionally, selling, general and administrative expenses included reimbursement to the AT&T Wireless Group from AT&T totaling $21, $26

                              AT&T WIRELESS GROUP
and $37 for the years ended December 31, 1999, 1998 and 1997, respectively, for costs incurred by the AT&T Wireless Group to develop bundled billing systems.

     Beginning in 1998, the AT&T Wireless Group utilizes the AT&T remittance processing organization to process customer payments into AT&T's lockbox. The AT&T Wireless Group paid $22 and $12 to AT&T for reimbursement of their costs associated with these services for the years ended December 31, 1999 and 1998, respectively.

13. SUBSEQUENT EVENTS

     In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation for approximately $2.4 billion. AT&T contributed its interest in the joint venture to the AT&T Wireless Group as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 from each of the two partners. Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group.

     In February 2000, certain Dobson securities held by the AT&T Wireless Group were redeemed, resulting in a net pretax gain of approximately $21.

     In February 2000, TeleCorp PCS, Inc. announced that it will acquire Tritel, Inc. for approximately $5.3 billion in stock. The AT&T Wireless Group currently holds equity interests in each of these affiliates. Upon completion of the transaction, the AT&T Wireless Group will own approximately 23% of the combined entity. Additionally, in a separate transaction, the AT&T Wireless Group agreed to exchange certain wireless licenses, commitments and rights in the Midwestern United States, plus cash of approximately $100 for licenses owned by TeleCorp in several New England markets. The boards of directors of AT&T and TeleCorp have approved the transactions. The transactions are subject to certain federal regulatory approvals and are expected to close in the fourth quarter of 2000.

     In February 2000, AT&T announced the signing of an agreement to purchase the assets of Wireless One Network, L.P., for cash of approximately $850. AT&T will attribute its interest in Wireless One to the AT&T Wireless Group as of the acquisition date. The transaction has been approved by the boards of directors of AT&T and Wireless One, however the transaction is subject to the approval of certain federal regulatory agencies. The transaction is anticipated to close in June of 2000.

     The AT&T Wireless Group has a signed agreement to sell one of its equity investments and is expected to close by the end of the first quarter of 2000.

     On February 3, 2000, a registration statement was filed with the SEC for an initial public offering of AT&T Wireless Group tracking stock. The new tracking stock will provide current AT&T shareowners and future investors with a security tied directly to the economic performance of the AT&T Wireless Group. A special AT&T shareowner meeting was held in March, voting in favor of the tracking stock proposal. Holders of AT&T common stock and Liberty Media Group tracking stock were entitled to vote at the special meeting. AT&T intends to conduct an initial public offering of AT&T Wireless Group tracking stock in the second quarter of 2000. A distribution, which may be in the form of a dividend, exchange offer, or a combination of these, of the AT&T Wireless Group tracking stock is intended to be made to shareowners of AT&T common stock sometime thereafter. Holders of Liberty Media Group tracking stock will not be entitled to this distribution.